UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2024

APi Group Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-39275	98-1510303
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Old Highway 8 NW New Brighton, MN	55112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 636-4320

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	APG	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

As previously disclosed, on April 19, 2024, APi Group Corporation (the “Company”) closed its previously announced offering of 11,000,000 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) pursuant to the Company’s effective automatic shelf registration statement on Form S-3 (File No. 333-271651) previously filed with the Securities and Exchange Commission (the “SEC”), raising approximately $398.1 million in net proceeds after deducting underwriting discounts and before offering expenses. Pursuant to the Underwriting Agreement, dated April 16, 2024 (the “Underwriting Agreement”), by and among the Company and Citigroup Global Markets Inc., BofA Securities, Inc. and UBS Securities LLC, as representatives (the “Representatives”) for the several underwriters named in Schedule II thereto (the “Underwriters”), the Underwriters were granted a 30-day option (the “Option”) to purchase up to an additional 1,650,000 shares of Common Stock (the “Option Shares”) from the Company on the same terms and conditions.

On April 24, 2024, the Representatives notified the Company that they had elected to exercise the Option in full. The offering of the Option Shares closed on April 25, 2024, raising an additional approximately $59.7 million in net proceeds after deducting underwriting discounts and before offering expenses.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

API GROUP CORPORATION

By:	/s/ Louis Lambert
Name:	Louis Lambert
Title:	Senior Vice President, General Counsel and Secretary

Date: April 25, 2024